                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934
                                        *

                                T/R SYSTEMS, INC.
                                (Name of Issuer)



                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)


                                   87263U 10 2
                                 (CUSIP Number)


                                January 31, 2000
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]  Rule 13d-1(b)
         [ X ]  Rule 13d-1(c)
         [   ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 87263U 10 2                  13G                    Page 2 of 5 Pages
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-------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Noro-Moseley Partners II, L.P.
-------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [  ]
           Not applicable.
                                                                      (b) [  ]
-------------------------------------------------------------------------------
 3         SEC USE ONLY

-------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Georgia
-------------------------------------------------------------------------------
                             5       SOLE VOTING POWER

                                     1,393,537
         NUMBER OF           --------------------------------------------------
          SHARES             6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    0
           EACH              --------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                      1,393,537
                             --------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     0
-------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,393,537
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [  ]
           Not applicable.
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.0%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
-------------------------------------------------------------------------------

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CUSIP No. 87263U 10 2                  13G                    Page 3 of 5 Pages
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Item 1(a).  Name of Issuer:

                  T/R Systems, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  1300 Oakbrook Drive
                  Norcross, Georgia   30093

Item 2(a).  Name of Person Filing:

                  Noro-Moseley Partners II, L.P.

Item 2(b).  Address of Principal Business Office, or, if none, Residence:

                  9 North Parkway Square
                  4200 Northside Parkway, N.W.
                  Atlanta, Georgia   30327

Item 2(c).  Citizenship:

                  Georgia

Item 2(d).  Title of Class of Securities:

                  Common Stock, $0.01 Par Value Per Share

Item 2(e).  CUSIP Number:

                  87263U 10 2

Item 3.

Not applicable; this statement is not being filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c).


Item 4.  Ownership:

                  (a)      Amount Beneficially Owned:         1,393,537

                  (b)      Percent of Class:         12.0%

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CUSIP No. 87263U 10 2                  13G                    Page 4 of 5 Pages
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                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    1,393,537

                           (ii)     shared power to vote or to direct the vote:
                                    0

                           (iii) sole power to dispose or to direct the disposition of: 1,393,537

                           (iv) shared power to dispose or to direct the disposition of: 0


Item 5.  Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.  Notice of Dissolution of Group:

                  Not applicable.

Item 10.  Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 87263U 10 2                  13G                    Page 5 of 5 Pages
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                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 1, 2000                 NORO-MOSELEY PARTNERS II, L.P.


                                         /s/ Jack R. Kelly
                                       ----------------------------------------
                                       By:      Jack R. Kelly
                                       Its:     General Partner